Exhibit 5.1

One US Bank Plaza St. Louis, Missouri 63101 314-552-6000 FAX 314-552-7000 www.thompsoncoburn.com

July 7, 2009

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas  78745

Re:	Perficient, Inc. 401(k) Employee Savings Plan and Perficient, Inc. 2009 Long-Term Incentive Plan

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on July 7, 2009, by Perficient, Inc., a Delaware corporation (the “Company”), pertaining to the proposed issuance by the Company of an aggregate of up to 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which up to 500,000 shares are issuable pursuant to the Company’s 401(k) Employee Savings Plan (the “401(k) Plan”) and up to 1,500,000 shares are issuable pursuant to the Company’s 2009 Long-Term Incentive Plan (together with the 401(k) Plan, the “Plans”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Registration Statement, the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, certain resolutions and actions adopted by the Board of Directors relating to such issuance, the written documents constituting the Plans, and statements we have received from officers and representatives of the Company.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.  In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the Plans, will be duly and validly issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.

Very truly yours,

/s/ Thompson Coburn LLP

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